UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549


                        FORM 12b-25

              Commission File Number 001-10006

                 NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K [ ] Form 20-F [x] Form 11-K
              [ ] Form 10-Q and Form10-QSB [ ] Form N-SAR

For Period Ended: December 31, 2000
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
For Transition Period Ended:  ____________


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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _____________

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                   Part I--Registrant Information

Full Name of Registrant:  FROZEN FOOD EXPRESS INDUSTRIES, INC.

Former Name if Applicable:______________________________________________

Address of Principal Executive Office (Street and Number):

                           1145 EMPIRE CENTRAL PLACE
                           --------------------------
City, State and Zip Code:  DALLAS, TEXAS  75247
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                        Part II--Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                              Part III--Narrative

State below in reasonable detail the reasons why Form 11-K could not be filed within the prescribed period.

   Registrant and the Plan Administrator have had difficulty in preparing sufficient data for presentment to the Independent Public Accountants. Corrective action has been taken and the report will be filed no later than July 13, 2001.



                           Part IV--Other Information

(1) Name and telephone number of person to contact in regard to this notification.

     F. Dixon McElwee, Jr.           (214)                     819-7722
     -------------------             -----                     --------
          (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





The registrant, Frozen Food Express Industries, Inc., has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 29, 2001      By:    /s/ F. Dixon McElwee, Jr.
      -------------             ---------------------------


                         Name:  F. Dixon McElwee, Jr.
                                ---------------------------



                         Title: Senior Vice President and
                                Chief Financial Officer
                                ----------------------------